Exhibit 99.1

DZS Announces Intent to Acquire KEYMILE

Strategic Acquisition Further Expands Global Footprint to Serve More Customers Globally and Accelerates the Company’s Vision of Empowering Global Advancement

Oakland, Calif. - October 8, 2018 - DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or the "Company"), a global leader in fiber access transformation for enterprise and service provider networks, announced its intent to acquire KEYMILE, a leading solution provider and manufacturer of telecommunication systems for broadband access. The acquisition will bring together two major broadband vendors to empower global service providers with freedom of choice and to advance the internet connection experience to their customers.

Founded in 2002 and headquartered in Hanover, Germany, KEYMILE offers a series of multi-service access platforms for FTTx network architectures, including ultra-fast broadband copper access based on VDSL/Vectoring & G. Fast technology. With this acquisition, DZS will further expand its footprint in the global broadband access market and gain exposure to hundreds of customers. KEYMILE has strong regional presence in Europe, Latin America and other regions which complement DZS.

The transaction is expected to close in the fourth quarter of 2018, subject to customary closing conditions and required regulatory approvals. Following the close of the acquisition, KEYMILE CEO, Mr. Lothar Schwemm, will continue to serve as General Manager of KEYMILE.

“I am delighted to welcome KEYMILE to our DZS family. This acquisition represents the continuation of our transformation from a leading networking equipment provider to a solutions vendor with next-generation software and services,” said Yung Kim, CEO, DZS. “As a combined DZS, we can capture the broader, global market opportunity and continue to elevate our position as a leading broadband vendor and trusted advisor to prominent carriers and enterprises. I believe the combination of our two companies is going to prove to be very powerful in the market.”
“Much like the transformational merger of DASAN and Zhone two years ago, this acquisition represents an attractive opportunity to grow in markets where we’ve historically had a smaller footprint and to build on the momentum in our business,” said Michael Golomb, CFO, DZS. “We will execute to the same prudent playbook around sustainable, profitable growth and continue to be good stewards of capital with the KEYMILE acquisition.”
“We are excited to join DZS, combine our solutions and people with the unified goal of helping our service provider and enterprise customers, through offering them greater choice among industry-leading products and solutions as our customers migrate to a connected broadband world,” said Lothar Schwemm, CEO, KEYMILE. “Further, with the expanded global footprint, we can leverage global manufacturing capabilities and expanded logistics, driving more customer value.”

Additional information relating to the acquisition can be found in the accompanying 8-K filing the Company filed today with the Securities and Exchange Commission.

About DASAN Zhone Solutions, Inc.
DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global provider of network access solutions for service providers and enterprise networks. The Company provides a wide array of reliable, cost-effective networking technologies-including broadband access, mobile backhaul, Ethernet switching, Passive Optical LAN, and software-defined networks-to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DASAN Zhone Solutions is headquartered in Oakland, California, with operations in more than 20 countries worldwide.

Exhibit 99.1

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and all DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

About KEYMILE

KEYMILE is a leading provider of telecommunication systems for broadband access. Its portfolio includes solutions for all types of FTTx network architectures: based on copper with VDSL/vectoring/G.Fast technology and on optical fiber for active and passive optical fiber networks. Network operators worldwide use KEYMILE’s products to provide top bandwidth to subscribers flexibly and cost-efficiently and to implement an open-source network architecture. Parallel operation of IP/Ethernet and TDM technology allows migration to packet-based voice and data transmission. KEYMILE supports its customers with comprehensive services throughout the life cycle of a network. The company is headquartered in Hanover, Germany, with subsidiaries and partners worldwide and has installed its systems in more than 100 countries.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under federal securities laws. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “will,” and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include statements that refer to the Company’s business and products. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause actual results to differ include commercial acceptance of the Company’s products; competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. See also the risk factors in the Company’s Form 10-K and other SEC filings available at www.sec.gov. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Media Contact

DASAN Zhone Solutions
Pei Hung	Mario Blandini
Vice President of Finance and Investor Relations	Head of Global Marketing
Phone +1 510.777.7386	Phone +1 510.777.7044
Fax +1 510.777.7001	Fax +1 510.777.7001
phung@dasanzhone.com	mblandini@dasanzhone.com